SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)
UNDER THE SECURITIES EXCHANGE ACT OF 1934

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)



                         RADIAN GROUP INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  750236101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

AUGUST 16, 2007
--------------------------------------------------------------------------------
(Date of Event Which Requires this Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)
CUSIP No. 750236101                13G                 Page 2 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Limited

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          10,776,867*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            10,776,867*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    10,776,867*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    13.4% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 750236101                13G                 Page 3 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Investment Services Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          10,776,867*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            10,776,867*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    10,776,867*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    13.4% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 750236101                 13G                 Page 4 of 18 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Canadian Focused Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          3,657,550*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            3,657,550*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,657,550*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.6% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 750236101                 13G                 Page 5 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Canadian Focused Corporate Class

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          424,623*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            424,623*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    424,623*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.5% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 750236101                 13G                 Page 6 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Canadian Balanced Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          855,588*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            855,588*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    855,588*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.1% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 750236101                 13G                 Page 7 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Canadian Balanced Corporate Class

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          101,097*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            101,097*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    101,097*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 750236101                 13G                 Page 8 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC American Focused Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          3,597,566*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            3,597,566*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,597,566*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.5% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 750236101                 13G                 Page 9 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC American Focused Corporate Class
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          473,775*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            473,775*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    473,775*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.6% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 750236101                 13G                 Page 10 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Dividend Income Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          1,666,668*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            1,666,668*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,666,668*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.1% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 750236101                 13G                    Page 11 of 18 Pages



1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael Lee-Chin

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Canadian
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          10,776,867*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            10,776,867*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    10,776,867*
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    13.4%*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


*See item 2(a) of this filing



CUSIP No. 750236101                13G                 Page 12 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Portland Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          10,776,867*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            10,776,867*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    10,776,867*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    13.4%*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 750236101                 13G                 Page 13 of 18 Pages


_______________________________________________________________________________
Item 1(a).  Name of Issuer:

Radian Group Inc.

_______________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

1601 Market Street, Philadelphia, Pennsylvania, 19103

______________________________________________________________________________
Item 2(a).  Name of Person Filing:

AIC Limited (AIC) is a corporation incorporated under the laws of Ontario
AICs wholly owned subsidiary AIC Investment Services Inc. (AISI) is the portfolio manager of certain accounts (including the Funds and other investment advisory accounts) and AIC is the manager and trustee of certain mutual funds in Ontario (collectively the Funds) which are owners of record of the securities of the Issuer. AISI is qualified to act as an investment adviser to the Funds in Ontario, Canada pursuant to a registration under the Securities Act Ontario. AISI is registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940. AIC as trustee of the Funds, shares with the Funds the power to direct the voting and disposition of the shares of the Issuer held by the Funds. Michael Lee-Chin holds indirectly through his sole ownership of Portland Holdings Inc. approximately 95% of the voting equity securities of AIC and consequently he may be deemed under United States securities law to beneficially own the shares of the Issuer held by AIC as trustee of the Funds and by the Funds, although he disclaims beneficial ownership of such holding. Mr. Lee-Chin is a citizen and resident of Canada.
_______________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

1375 Kerns Road, Burlington, Ontario, Canada L7R 4X8

_______________________________________________________________________________
Item 2(c).  Citizenship:


Michael Lee-Chin - Canadian
AIC Limited - Incorporated under the laws of Ontario, Canada
AIC Investment Services Inc. - Incorporated under the laws of Ontario, Canada AIC Corporate Fund Inc. - Incorporated under the laws of Ontario, Canada Portland Holdings Inc. - Incorporated under the laws of Ontario, Canada
Funds - Certain mutual funds organized under the laws of Ontario, Canada
_______________________________________________________________________________
Item 2(d).  Title of Class of Securities:

Common Shares
_______________________________________________________________________________
Item 2(e).  CUSIP Number

750236101
_______________________________________________________________________________




CUSIP No. 881908107                13G                    Page 14 of 18 Pages


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

(d)  [_]  Investment company registered under Section 8 of the Investment
               Company Act.

(e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)  [_]  An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);

(g)  [_]  A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);

(h)  [_]  A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act;

(i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
               Company Act;

(j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  10,776,867*

     (b)  Percent of class: 13.4%*

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote Nil,

          (ii)  Shared power to vote or to direct the vote 10,776,867*,

          (iii) Sole power to dispose or to direct the disposition of Nil,

          (iv) Shared power to dispose or to direct the disposition of 10,776,867*

          * See item 2(a)

CUSIP No. 750236101                  13G                Page 15 of 18 Pages


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Inapplicable
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Inapplicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary which acquired the Security Being Reported on by the Parent Holding Company.

         Inapplicable
_______________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Inapplicable
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Inapplicable
________________________________________________________________________________
Item 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 4, 2007

AIC LIMITED

By    /s/Jonathan Wellum     			09/04/2007
      Jonathan Wellum, 		 		Date
	President


AIC INVESTMENT SERVICES INC.

By    /s/Jonathan Wellum     			09/04/2007
      Jonathan Wellum, 		 		Date
	President

CUSIP No. 750236101                 13G                Page 16 of 18 Pages


AIC CORPORATE FUND INC.

By    /s/Jonathan Wellum				09/04/2007
      Jonathan Wellum,					Date
	President


AIC LIMITED as trustee for the
AIC CANADIAN FOCUSED FUND

By    /s/Jonathan Wellum				09/04/2007
      Jonathan Wellum, 				Date
	President


AIC LIMITED as trustee for the
AIC CANADIAN BALANCED FUND

By    /s/Jonathan Wellum				09/04/2007
      Jonathan Wellum,					Date
	President


AIC LIMITED as trustee for the
AIC DIVIDEND INCOME FUND

By    /s/Jonathan Wellum				09/04/2007
      Jonathan Wellum,					Date
	President


AIC LIMITED as trustee for the
AIC AMERICAN FOCUSED FUND

By    /s/Jonathan Wellum				09/04/2007
      Jonathan Wellum,					Date
	President

MICHAEL LEE-CHIN

By    /s/Jonathan Wellum				09/04/2007
      Jonathan Wellum,					Date
      President

Under Power of Attorney dated March 14, 2003.

PORTLAND HOLDINGS INC.

By   /s/Jonathan Wellum				09/04/2007
      Jonathan Wellum,					Date
      President

Under Power of Attorney dated March 14, 2003.
CUSIP No. 750236101                 13G                Page 17 of 18 Pages



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


POWER OF ATTORNEY

The undersigned does hereby appoint Jonathan Wellum and Victoria Ringelberg, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership or deemed ownership of equity securities held by the undersigned, directly or beneficially, and to be reported pursuant to sections 13(d) and 13(g) of the Securities and Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.

IN WITNESS WHEREOF, this Power of Attorney, has been executed as of the 14th day of March, 2003.

/s/Michael Lee Chin
Michael Lee Chin

JOINT FILING AGREEMENT

The persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Shares of Radian Group Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 4th day of September, 2007.


AIC LIMITED

By  /s/Jonathan Wellum
    Jonathan Wellum,
    President


AIC INVESTMENT SERVICES INC.

By  /s/Jonathan Wellum
    Jonathan Wellum,
    President


AIC CORPORATE FUND INC.

By    /s/Jonathan Wellum
      Jonathan Wellum,
      President



CUSIP No. 750236101                  13G                Page 18 of 18 Pages


AIC LIMITED as trustee for the
AIC CANADIAN FOCUSED FUND

By    /s/Jonathan Wellum
      Jonathan Wellum,
      President


AIC LIMITED as trustee for the
AIC CANADIAN BALANCED FUND

By    /s/Jonathan Wellum
      Jonathan Wellum
      President


AIC LIMITED as trustee for the
AIC DIVIDEND INCOME FUND

By    /s/Jonathan Wellum
      Jonathan Wellum
      President


AIC LIMITED as trustee for the
AIC AMERICAN FOCUSED FUND

By    /s/Jonathan Wellum
      Jonathan Wellum,
      President


MICHAEL LEE-CHIN

By  /s/Jonathan Wellum
    Jonathan Wellum,
    President

Under Power of Attorney dated March 14, 2003.


PORTLAND HOLDINGS INC.

By  /s/Jonathan Wellum
    Jonathan Wellum,
    President

Under Power of Attorney dated March 14, 2003.